FOR IMMEDIATE RELEASE	CONTACT: Mr. Stanley Tsang
(86) 0599 2335520

SMSA Palestine Acquisition Corp.
Shuinan Industrial Area,
Songxi County, Fujian Province 353500
The People’s Republic of China
                                                       NEWS RELEASE

SMSA PALESTINE ACQUISITION CORP. UTILIZES APO®   SERVICE TO GO PUBLIC AND COMPLETE  $15 MILLION PRIVATE FINANCING

Fujian, China, August 25, 2010 – SMSA Palestine Acquisition Corp. (“SMSAP”) (OTCBB: SMPN.OB) announced today the closing of an APO going public transaction.  SMSAP acquired all of the outstanding stock of Sino Oriental Agriculture Group Limited, a British Virgin Islands company ("Sino Oriental”) in a share exchange transaction.  The companies will operate on a consolidated basis, executing upon the current business plan of Sino Oriental’s subsidiary companies located in the People’s Republic of China (“PRC”), including Fujian Yada Group Co., Ltd. (“Fujian Yada”), a green and organic food producer headquartered in Fujian Province, China.  Fujian Yada's business consists of growing, processing and distributing over 100 varieties of fresh and processed agricultural products, including bamboo shoot products, fresh vegetables and fruits, and processed vegetables.

Immediately following the consummation of the exchange transaction, SMSAP closed a private placement of its capital stock whereby it received approximately $15.3 million in gross offering proceeds. CID Group Greater China Venture Fund III, L.P. was the lead investor in the private placement.   William Blair & Company, L.L.C and Halter Financial Securities, Inc. acted as placement agents for the private placement in the United States.

As a result of the share exchange transaction and the private placement, Sino Oriental’s stockholders and the participants in its private offering were issued 13,625,024 shares of SMSA Palestine Acquisition Corp’ common stock, representing 92.5% of the outstanding common stock.  In connection with the exchange transaction, Mr. Zhan Youdai and Mr. Zhang He were appointed to the Board of Directors of SMSAP.  Mr. Zhan's appointment was effective immediately, Mr. He's appointment will be effective upon the resignation of SMSAP's existing director.  Mr. Zhan Youdai was appointed Chief Executive Officer of SMSAP, and Mr. Tsang Yin Chiu Stanley was appointed Chief Financial Officer and Secretary.  SMSA Palestine Acquisition Corp.’s shares are listed on the Over-the-Counter (OTC) Bulletin Board under the symbol SMPN.OB.

Fujian Yada is one of the leading producers of organic bamboo shoot products in China and is a provider of fresh fruits and vegetables and processed fruits and vegetables.  It is vertically integrated with operations that include the planting, harvesting, processing, packaging and selling of final products.  It sells its products through an extensive sales and distribution network, consisting of its own sales force as well as more than 80 distributors for the Chinese market and 20 distributors for the Japanese market. In fiscal year 2009, approximately 86% of Fujian Yada’s products were sold in China, and approximately 14% were sold to Japan.

For the fiscal year ended December 30, 2009, Fujian Yada Group Co., Ltd. reported consolidated net sales of approximately $39.8 million and consolidated net income of approximately $12.1 million.

Mr. Zhan Youdai, the new Chief Executive Officer of SMSA Palestine Acquisition Corp., stated, “We want to thank our financial advisor, Halter Financial Group, for facilitating our efforts in connection with our private financing and the going public transaction.  These transactions have given us access to the US capital markets, with the hope of capitalizing on available growth opportunities.”

The foregoing information concerning SMSAP, the exchange transaction, the private placement and related transactions does not purport to be complete.  For more complete information, please refer to SMSAP's current report on Form 8-K filed with the SEC on August  25, 2010.

APO®    is a registered service mark of Halter Financial Group, Inc. (“HFG”).   HFG’s APO services allow privately held corporations to go public via the reverse merger process and simultaneously complete a private capital raising transaction.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of SMSA Palestine Acquisition Corp. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions.  Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, regulatory actions or delays, the ability to obtain or maintain intellectual property protection, market acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or  expected.  Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. SMSA Palestine Acquisition Corp. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.